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                                                                    Exhibit 99.1

                              FOR IMMEDIATE RELEASE

INVESTOR CONTACTS:                        MEDIA CONTACTS:
Dan Spiegelman                            John Bluth
SVP & Chief Financial Officer             Director, Corporate Communications
(650) 384-8509                            (650) 384-8850

Christopher Chai                          Carol Harrison
Treasurer & Executive Director,           Fleishman-Hillard
  Investor Relations                      (212) 453-2442
(650) 384-8560

                CV THERAPEUTICS UPDATES PROGRESS WITH TECADENOSON

PALO ALTO, CALIF., OCTOBER 22, 2002 -- CV Therapeutics, Inc. (Nasdaq: CVTX) today announced that a Phase III clinical trial of tecadenoson (CVT-510) in patients with paroxysmal supraventricular tachycardia (PSVT), an abnormally rapid heart rhythm, met its primary endpoint, which was the conversion of PSVT to a normal, or sinus, heart rhythm without second or third degree atrio-ventricular block. This Phase III, multi-center, randomized, double-blind, placebo-controlled trial evaluated five doses of tecadenoson in 181 patients in the electrophysiology laboratory. The company plans to present detailed data from this trial at an upcoming medical conference.

CV Therapeutics has been investigating tecadenoson in a Phase IIb program for use in patients with atrial fibrillation or atrial flutter. The company intends to continue conducting additional studies to identify an appropriate potential commercial dosing regimen for tecadenoson in individuals with atrial fibrillation or atrial flutter.

Tecadenoson is a novel compound that selectively stimulates the A1 adenosine receptor. Stimulation of the A1 adenosine receptor slows the conduction of electrical impulses in the AV node of the heart, a region that controls the transmission of electrical impulses from the atria to the ventricles. Adenosine is a naturally occurring compound that stimulates all adenosine receptor subtypes in the body, including the A2 adenosine receptor which lowers blood pressure. In non-clinical trials, tecadenoson selectively stimulated the A1 adenosine receptor in the AV node and slowed the speed of electrical conduction across the AV node, reducing the number of electrical impulses that reached the ventricle, without affecting blood pressure. Clinical studies to date with intravenous tecadenoson suggest that it may slow the speed of AV nodal conduction by selectively stimulating the A1 adenosine receptor, and may avoid blood pressure lowering by not stimulating the A2 adenosine receptor. Thus, it may be possible to use intravenous tecadenoson to convert patients from PSVT to normal sinus rhythm without lowering blood pressure or causing adverse events related to vasodilitation such as flushing, palpitations or headache.

Each year more than 2.5 million U.S. hospital admissions occur with patients who report symptoms such as palpitations, chest pain and/or shortness of breath caused by an atrial arrhythmia. Approximately 160,000 episodes of PSVT, which can be precipitated by increased caffeine intake, stress or concurrent illness, are treated every year in hospitals around the country.

In PSVT, atrial fibrillation and atrial flutter, excessive electrical activity causes too many electrical impulses to reach the AV node. When the frequency of electrical signals passing through the AV node is too high, the ventricles, in turn, begin to beat too rapidly. This results in insufficient time for filling and


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emptying the left ventricle, which causes low blood pressure and reduced blood flow to the brain and other vital organs.

Tecadenoson has not been approved for marketing by the Food and Drug Administration (FDA) or other foreign regulatory agencies. Tecadenoson presently is being investigated under a United States IND and applicable foreign regulatory filings. CV Therapeutics has not submitted a new drug application to the FDA or an equivalent application to any other foreign regulatory agency for tecadenoson, and tecadenoson has not been determined to be safe or effective in humans for its intended uses.

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical trials. Ranexa(TM) (ranolazine), the first in a new class of compounds known as partial fatty acid oxidation (pFOX) inhibitors, is being developed for the potential treatment of chronic angina. Tecadenoson, an A(1) adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, a selective A(2A) adenosine receptor agonist, is being developed for the potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Adentri(TM), an A(1) adenosine antagonist, is being developed by our partner Biogen, Inc., for the potential treatment of acute and chronic congestive heart failure.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS SET FORTH IN THIS PRESS RELEASE, INCLUDING STATEMENTS AS TO DEVELOPMENT AND COMMERCIALIZATION OF THE COMPANY'S PRODUCTS, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY, INCLUDING, EARLY STAGE OF DEVELOPMENT; THE TIMING OF CLINICAL TRIALS; THE DEPENDENCE ON COLLABORATIVE AND LICENSING AGREEMENTS; AND OTHER RISKS DETAILED FROM TIME TO TIME IN CVT'S SEC REPORTS, INCLUDING ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001. CVT DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS.

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